Exhibit 10(a)
Written Summary of Culp, Inc. Corporate Fiscal 2008
Management Incentive Plan
The plan provides for annual cash bonuses to certain executive officers of the company, on the following basis:
Each participant in the plan has a stated Management Incentive Plan (“MIP”) bonus opportunity, stated as a percentage of the participant’s annual salary. The bonus opportunity for each participant varies from 20% to 150% of salary. The bonus opportunity for the following individuals are: Mr. Bowling — 30% of salary; Mr. Culp, III — 100% of salary; Mr. Ludwig — 50% of salary; and Mr. Saxon — 150% of salary. The plan sets forth target levels of three performance measures for the company — operating income, free cash flow and return on capital, in each case excluding certain extraordinary and non-recurring items, such as restructuring and related charges, goodwill write-offs, non-recurring items, and material acquisitions. If the company reaches the target levels for each performance measure, bonuses in the amount of 100% of the bonus opportunity will be paid. There is also a minimum threshold level for each performance measure that will cause bonuses to be paid in the amount of 10% of the bonus opportunity, a maximum threshold level for each performance measure that will cause bonuses to be paid in the amount of 150% of the bonus opportunity, and a super maximum threshold level that will cause bonuses to be paid in the amount of 200% of the bonus opportunity (limited to 100% of bonus opportunity for Messrs. Saxon, Culp and Ludwig). Thus, the bonus amounts under the plan could range from 2% of salary for certain participants to as much as 150% of salary for other participants (3% to 60% for Mr. Bowling, 10% to 100% for Mr. Culp, III, 5% to 50% for Mr. Ludwig, and 15% to 150% for Mr. Saxon). The performance measures are “weighted” such that achieving a certain level with respect to each performance measure will have a varying effect on determining the overall bonus. The weights assigned to each respective performance measure are as follows: 60% weight to operating income, 25% weight to free cash flow, and 15% weight to return on capital. In addition, the plan provides that bonuses will only be paid if the company as a whole reports positive earnings, excluding restructuring and related expenses and other extraordinary items.